EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
             Nine Months Ended September 29, 1996 and October 1, 1995

(Thousands of Dollars and Shares Except Per Share Data)



                                           1996                1995
                                     -----------------   -----------------
                                                Fully               Fully
                                     Primary   Diluted   Primary   Diluted
                                     -------   -------   -------   -------

Net earnings                        $100,820   100,820    70,362    70,362
Interest and amortization on 6%
 convertible notes, net of taxes           -     4,321         -     4,338
                                     -------   -------   -------   -------
Net earnings applicable to
 common shares                      $100,820   105,141    70,362    74,700
                                     =======   =======   =======   =======

Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                             87,345    87,345    87,528    87,528
  Actual exercise of stock
   options and warrants                  217       217       169       169
  Assumed exercise of stock
   options and warrants                1,090     1,324       600       704
  Actual conversion of 6%
   convertible notes                       1         1         -         -
  Assumed conversion of 6%
   convertible notes                       -     5,112         -     5,114
  Purchase of common stock              (684)     (684)       (7)       (7)
                                     -------   -------   -------   -------
  Total                               87,969    93,315    88,290    93,508
                                     =======   =======   =======   =======

Per common share:
  Net earnings                      $   1.15      1.13       .80       .80
                                     =======   =======   =======   =======

(a) Computation to arrive at the average number is a weighted average computation.